Exhibit 99.1

UHS Commences Exchange Offer for 7% Senior Notes due 2018

KING OF PRUSSIA, PA, April 14, 2011 – Universal Health Services, Inc. (NYSE: UHS) today announced the commencement of an exchange offer for its outstanding 7% Senior Notes due 2018 (the “outstanding notes”) that were originally issued in an aggregate principal amount of $250 million in a private offering on September 29, 2010.

In connection with the original sale of the outstanding notes, UHS entered into a registration rights agreement in which it undertook to offer to exchange the outstanding notes for new notes (the “exchange notes”) to be registered under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2011 (as amended to date, the “Registration Statement”), holders of the outstanding notes will be able to exchange the outstanding notes for exchange notes in an equal principal amount. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act and will be freely tradable.

The exchange offer will expire at 5:00 p.m., New York City time, on May 12, 2011, unless extended. Tenders of outstanding notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer.

The terms of the exchange offer are set forth in a prospectus dated April 14, 2011 and the associated letter of transmittal. Copies of the prospectus, the associated letter of transmittal and the other exchange offer documents may be obtained from the exchange agent:

Union Bank, N.A.

Corporate Trust Division

120 South San Pedro Street, Suite 410

Los Angeles, California 90012

Telephone: (213) 972-5679

This press release is neither an offer to buy nor a solicitation of an offer to sell any of the company’s securities. The exchange offer is being made only pursuant to the exchange offer documents, which are being distributed to holders of the outstanding notes and have been filed with the SEC as part of the Registration Statement, which was declared effective on April 8, 2011.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed in the Registration Statement, those related to healthcare industry trends and those detailed in our other filings with the Securities and

Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2010), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.